Exhibit 10.3

                     CHINA BIOPHARMACEUTICALS HOLDING, INC.

                              AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATION
                     OF SERIES A CONVERTIBLE PREFERRED STOCK

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


         China Biopharmaceuticals Holdings, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: Pursuant to authority conferred upon the Board of Directors by its Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors has adopted a resolution on March , 2006, which is set forth below, to increase the number of shares of the Series A Convergible Preferred Stock and the related warrants authorized pursuant to a resolution dated June 9th, 2005, a copy of which was filed with the State of Delaware.

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation of the Company, as amended, out of the authorized but unissued shares of Preferred Stock of the Company this Board of Directors hereby creates a series of the Preferred Stock, par value $.01 per share, face value $1.00 per share (the "Preferred Stock"), of the Company, and this Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Company which are applicable to Preferred Stock of all series) as follows:

1. Designation. The designation of the series shall be "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), face value $1.00 ("Face Value"). The Series A Convertible Preferred Stock shall be issued at a purchase price of US$1.00 per share ("Purchase Price").

2. Number. The number of shares constituting the Series A Convertible Preferred Stock shall be increased to 1,152,500.

3.       Liquidation

         a. Preference. Subject to the rights of the holders of any other series of Preferred Stock ranking senior to or on a parity with the Series A Convertible Preferred Stock with respect to liquidation and any other class or series of capital stock of the Company ranking senior to or on


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         a parity with the Series A Convertible  Preferred Stock with respect to liquidation, in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of record of the issued and outstanding shares of Series A Convertible Preferred Stock ("Holder") shall be entitled to receive, out of the assets of the Company available for distribution to the Holders of shares of Series A Convertible Preferred Stock, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock and any other series of Preferred Stock ranking junior to the Series A Convertible Preferred Stock with respect to liquidation and any other class or series of capital stock of the Company ranking junior to the Series A Convertible Preferred Stock with respect to liquidation, an amount in cash per share equal to $1.50, plus an amount equal to all dividends accrued and unpaid on each such share (whether or not declared) up to the date fixed for distribution. If, upon such liquidation, dissolution or winding up of the affairs of the Company, the assets of the Company distributable among the Holders of Series A Convertible Preferred Stock and any other series of Preferred Stock ranking on a parity therewith in respect thereto or any class or series of capital stock of the Company ranking on a parity therewith in respect thereto shall be insufficient to permit the payment in full to all such Holders of shares of the preferential amounts payable to them, then the entire assets of the Company
         available  for   distribution  to  such  Holders  of  shares  shall  be
         distributed ratably among such Holders in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. After payment of the full amount to which they are entitled upon liquidation pursuant to this Section 3(a), the Holders of shares of Series A Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Company's assets will be considered a liquidation, dissolution or winding up of the affairs of the Company for purposes of this Section 3(a).

         b. No Preference on Common Stock. The preference in liquidation provided in the above Section 3(a) shall not apply if the Holder of the Series A Convertible Preferred Stock has converted the Series A Convertible Preferred Stock into Common Stock of the Company, which shall be ranked junior to Preferred Stock.

4. Optional Conversion Rights. The Series A Convertible Preferred Stock shall be convertible as follows:

         a. Optional Conversion. Subject to and upon compliance with the provisions of this Section 4, the Holder of any shares of Series A Convertible Preferred Stock shall have the right at such Holder's option (an "Optional Conversion"), at a date elected by such Holder, to convert such Series A Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock of the Company at the ratio of one for one shares of the Common Stock of the Company ("Conversion Ratio").



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         c. Costs. The Company shall pay all documentary fee attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Convertible Preferred Stock; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

         d. Dividends Upon Conversion. In connection with any conversion of shares of Series A Convertible Preferred Stock, the Company shall pay accrued and unpaid dividends thereon in accordance with the provisions of Section 5.

5.       Dividends.

         Subject to the rights of the Holders of any other series of Preferred Stock ranking senior to or on a parity with the Series A Convertible Preferred Stock with respect to dividends and any other class or series of capital stock of the Company ranking senior to or on a parity with the Series A Convertible Preferred Stock with respect to dividends, other than the Common Stock, the Holders of the Series A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, cumulative dividends per share of Series A Convertible Preferred Stock at a rate of 7% per annum or as determined by the Board of Directors, payable semi-annually, during the period commencing after the date of original issuance of any shares of Series A Convertible Preferred Stock until converted pursuant to Section 4 above; provided, however, in the event of a conversion as a result of an Optional Conversion, no dividends will be due or payable to Holders of Series A Convertible Preferred Stock. Any dividends shall be paid within thirty (30) calendar days from the date it has been declared by the Board of Directors.

6. (1) Warrant. The Company hereby agrees to grant Holders warrants that for a period of three (3) years from the date first above written, Holders have the right but not the obligation to purchase the Common Stock of the Company ("Warrant"). The purchase price shall be $2.00 per share ("Warrant Price") and the total number of shares that Holders may purchase shall be 1,152,000 ("Warrant Amount").

                  (2) Registration Rights. The Company shall prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended registering the Common Stock issuable upon exercise of the Warrants and/or the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, as applicable, for unrestricted public resale by the Subscriber. The



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

         Company shall cause such registration statement to be declared effective within one hundred and twenty (120) days after the issuance date of the respective shares of Series A Convertible Preferred Stock. In case the registration statement is not declared effective within the agreed period, the total number of shares of Common Stock that Holder may purchase, either through exercise of the Warrants or conversion of the Series A Convertible Preferred Stock, shall be increased by five per cent (5%) per month for every month the Shares are not registered after the one hundred and twenty (120) days.

7. (a) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the United States of America and State of New York, regardless of the laws that might otherwise govern under applicable choice-of-law principles.

         (b) The parties hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts located in the State and County of New York for purposes of all legal proceedings arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, the right to trial by jury, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         FURTHER RESOLVED, that any and all actions heretofore taken by the Company within the terms of any of the foregoing resolutions are hereby ratified and confirmed.

         SECOND: That said determination of the powers, designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to said series of Preferred Stock, was duly made by the Board of Directors of the Company pursuant to the provisions of the Certificate of Incorporation of the Company, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.


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         IN WITNESS WHEREOF,  said Corporation has caused this Certificate to be signed by Stephen E. Globus, as Director on the 21 day of March, 2006.

                                         CHINA BIOPHARMACEUTICALS HOLDINGS, INC.



                                         By:____________________________________
                                            Stephen E. Globus, Director


















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